Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

James J. Cassidy, Ph.D.

Interim Chief Executive Officer

Electromed, Inc.
952-758-9299
jcassidy@electromed.com

ELECTROMED, INC. REPORTS FY2013 FIRST QUARTER RESULTS

New Prague, Minnesota – November 13, 2012 – Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for the three-month period ended September 30, 2012. Net revenues for the three months ended September 30, 2012 were approximately $4,031,000, a 25.1% decrease compared to net revenues of approximately $5,379,000 for the same period last year. The Company also announced a net loss of approximately $71,000, or $0.01 per basic and diluted share, for the three months ended September 30, 2012, compared to net income of approximately $246,000, or $0.03 per basic and diluted share, for the same period last year. Net revenues decreased in correlation with turnover in the sales force and a decrease in the number of Clinical Area Managers (CAMs) with over one year of experience, as well as lower referral counts. Net loss results were attributable to lower net revenues, offset by decreased expenses related to decreases in sales force and operating efficiencies designed to better align expenses with demand.

Gross profit decreased to approximately $2,821,000, or 70.0% of net revenues, for the three months ended September 30, 2012, compared to $4,069,000, or 75.6% of net revenues, for the same period in Fiscal 2012. The decrease in gross profit dollars resulted primarily from the decrease in sales volume. The change in gross profit percentage for the three-month period ended September 30, 2012 was primarily the result of lower than average reimbursement from the Company’s mix of referrals compared to the three-month period ended September 30, 2011. Factors such as diagnoses that are not assured of reimbursement and insurance programs with lower allowable reimbursement amounts (for example, state Medicaid programs) affect average reimbursement received on a short-term basis. These factors tend to cause margins to fluctuate on a quarterly basis. However, management does not believe the results of the quarter ended September 30, 2012 are indicative of a long-term decrease in margins.

Operating expenses, which consist of selling, general, and administrative expenses and research and development expenses, were approximately $2,917,000 for the three months ended September 30, 2012, a decrease of approximately 17.2% over total operating expenses for the same period last year. The decrease primarily resulted from lower sales volume and lower associated selling and patient training costs; decreased payroll as a result of lower commissions and lower overall management compensation; and a reduction in marketing fees. Lower research and development expenses were due primarily to discontinuing the use of a certain outside vendor.

Electromed, Inc.

Results for the Three Months Ended September 30, 2012

Total cash and cash equivalents were approximately $1,483,000 as of September 30, 2012. For the three months ended September 30, 2012, cash used in financing activities was approximately $110,000, consisting of payments on long-term debt and capital lease obligations. An aggregate of $224,000 was used for investing activities during the three months ended September 30, 2012, including $27,000 in payments for patent-related costs and $197,000 in expenditures for property and equipment. Net cash provided by operating activities was approximately $114,000, composed primarily of a decrease in the Company’s receivable position of approximately $435,000, or 4.0%, to approximately $10,400,000 during the three months ended September 30, 2012. The change in total cash position was a decrease of approximately $220,000, as compared to a decrease of $1,146,000 during the same period in calendar year 2011.

Jim Cassidy, Ph.D., Electromed’s Interim CEO, said “We continued to experience turnover in our sales force during the first quarter. Midway through the quarter we added to the strength of our management team by hiring a new Director of Sales. Subsequent to the end of the quarter, we realigned sales territories and instituted a new compensation plan designed to drive future sales growth. We saw significant improvement in sales performance in October that we attribute to those changes. We also brought marketing functions in-house at considerable savings and sought operating efficiencies throughout our organization to bring expenses in line with demand. These efforts are ongoing and are expected to contribute to improvements in profitability in the future.”

About Electromed, Inc.

Electromed, Inc., founded in 1992 and headquartered in New Prague, Minnesota, manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this release include the Company’s plans and expectations regarding long-term margins, future sales growth and profitability. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc.

Results for the Three Months Ended September 30, 2012

Electromed, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2012	2012
Assets	(Unaudited)
Current Assets
Cash and cash equivalents	$1,482,555	$1,702,435
Accounts receivable (net of allowances for doubtful accounts of $45,000)	10,415,488	10,850,859
Inventories	2,305,276	2,392,416
Prepaid expenses and other current assets	463,426	359,583
Income tax receivable	405,494	340,744
Deferred income taxes	656,000	656,000
Total current assets	15,728,239	16,302,037
Property and equipment, net	3,254,872	3,170,014
Finite-life intangible assets, net assets, net	1,167,136	1,174,033
Other assets	290,689	274,940
Total assets	$20,440,936	$20,921,024

Liabilities and Equity
Current Liabilities
Revolving line of credit	$1,768,128	$1,768,128
Current maturities of long-term debt	159,869	254,020
Accounts payable	554,086	749,985
Accrued compensation	484,812	636,995
Warranty reserve	604,000	610,000
Other accrued liabilities	165,144	151,558
Total current liabilities	3,736,039	4,170,686
Long-term debt, less current maturities	1,374,353	1,390,003
Deferred income taxes	280,000	280,000
Total liabilities	5,390,392	5,840,689
Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000; shares; issued and outstanding: 8,114,252	81,143	81,143
Additional paid-in capital	13,000,453	12,959,136
Retained earnings	1,968,948	2,040,056
Total equity	15,050,544	15,080,335
Total liabilities and equity	$20,440,936	$20,921,024

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Electromed, Inc.

Results for the Three Months Ended September 30, 2012

Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended September 30,
	2012	2011

Net revenues	$4,031,286	$5,378,918
Cost of revenues	1,210,452	1,309,565
Gross profit	2,820,834	4,069,353

Operating expenses
Selling, general and administrative	2,816,015	3,399,806
Research and development	101,189	217,085
Total operating expenses	2,917,204	3,616, 891
Operating income (loss)	(96,370)	452,462
Interest expense, net of interest income of $4,348 and $2,027 respectively	36,738	43,923
Net income (loss) before income taxes	(133,108)	408,539

Income tax benefit (expense)	62,000	(163,000)
Net income (loss)	$(71,108)	$245,539

Earnings (loss) per share:
Basic and diluted	$(0.01)	$0.03

Weighted-average common shares outstanding:
Basic	8,114,252	8,100,915
Diluted	8,114,252	8,119,190

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Electromed, Inc.

Results for the Three Months Ended September 30, 2012

Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Three Months Ended September 30,
	2012	2011
Cash Flows From Operating Activities
Net income (loss)	$(71,108)	$245,539
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	114,979	90,552
Amortization of finite-life intangible assets	33,969	30,006
Amortization of debt issuance costs	3,363	3,297
Share-based compensation expense	41,317	31,053
Loss on disposal of property and equipment	3,915	9,864
Changes in operating assets and liabilities:
Accounts receivable	435,371	(807,361)
Inventories	87,140	(307,845
Prepaid expenses and other assets	(187,706)	(77,186)
Accounts payable and accrued liabilities	(347,226)	(40,754
Net cash provided by (used in) operating activities	114,014	(822,835)

Cash Flows From Investing Activities
Expenditures for property and equipment	(197,020)	(215,311)
Expenditures for finite-life intangible assets	(27,073)	(21,750)
Net cash used in investing activities	(224,093)	(237,061)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(109,801)	(109,970)
Proceeds from options/warrants exercises	—	1,800
Proceeds from subscription notes receivable	—	22,500
Net cash used in financing activities	(109,801)	(85,670)
Net decrease in cash and cash equivalents	(219,880)	(1,145,566)
Cash and cash equivalents
Beginning of period	1,702,435	4,091,739
End of period	$1,482,555	$2,946,173

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